Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2012

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda
441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2012 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 11, 2013 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2012 fourth quarter was $13.7 million, or $0.10 per share, compared to $138.9 million, or $1.01 per share, for the 2011 fourth quarter. For 2012, net income available to common shareholders was $568.3 million, or $4.11 per share, compared to $410.3 million, or $2.97 per share, for 2011. The Company also reported an after-tax operating loss to common shareholders of $24.7 million, or $0.18 per share, for the 2012 fourth quarter, compared to after-tax operating income available to common shareholders of $128.9 million, or $0.94 per share, for the 2011 fourth quarter. For 2012, after-tax operating income available to common shareholders was $350.6 million, or $2.54 per share, compared to $303.4 million, or $2.19 per share, for 2011. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $36.19 at December 31, 2012, a 1.6% decrease from $36.79 per share at September 30, 2012 and a 13.9% increase from $31.76 per share at December 31, 2011. The Company’s after-tax operating income or loss available to common shareholders represented an annualized return on average common equity of (2.0%) for the 2012 fourth quarter, compared to 12.3% for 2011 fourth quarter. For 2012, the Company’s return on common equity was 7.7%, compared to 7.2% for 2011. After-tax operating income or loss available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income or loss available to common shareholders and Regulation G.

The Company’s 2012 fourth quarter results included losses for Superstorm Sandy of $203.5 million, net of reinsurance and the effects of reinstatement premiums. Due to the unusual nature of the event, including its broad scope, the number of insureds affected, the complexity of issues contributing to the losses and the preliminary nature of available information, there is substantial uncertainty regarding the assumptions underlying the Company’s losses relating to the event. The Company’s ultimate losses from the storm may vary materially from the current estimates due to these and other factors. In addition, ultimate losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2012	2011	2012	2011

Gross premiums written	$813,928	$699,662	$3,869,161	$3,436,456
Net premiums written	613,142	511,124	3,052,235	2,673,326
Net premiums earned	779,481	673,192	2,935,140	2,631,815
Underwriting income (loss)	(91,334)	69,468	143,034	44,012

Combined ratio (1)	112.4%	89.7%	95.4%	98.3%

(1)         The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2012 fourth quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 79.9% and an underwriting expense ratio of 32.5%, compared to a loss ratio of 56.2% and an underwriting expense ratio of 33.5% for the 2011 fourth quarter. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income or loss available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2012	2011	2012	2011

After-tax operating income (loss) available to common shareholders	$(24,667)	$128,891	$350,640	$303,382
Net realized gains, net of tax	51,031	13,464	184,083	108,306
Net impairment losses recognized in earnings, net of tax	(6,035)	(1,959)	(11,388)	(9,062)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	16,567	(14,702)	73,510	(9,605)
Net foreign exchange (losses) gains, net of tax	(23,164)	13,177	(28,527)	17,298
Net income available to common shareholders	$13,732	$138,871	$568,318	$410,319

Diluted per common share results:
After-tax operating income (loss) available to common shareholders	$(0.18)	$0.94	$2.54	$2.19
Net realized gains, net of tax	0.37	0.10	1.33	0.78
Net impairment losses recognized in earnings, net of tax	(0.04)	(0.01)	(0.08)	(0.07)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.12	(0.11)	0.53	(0.07)
Net foreign exchange (losses) gains, net of tax	(0.17)	0.09	(0.21)	0.14
Net income available to common shareholders	$0.10	$1.01	$4.11	$2.97

Weighted average common shares and common share equivalents outstanding — diluted	138,270,853	137,473,670	138,258,847	138,289,702

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-/Aa2.” The average effective duration of the Company’s investment portfolio was 3.06 years at December 31, 2012, compared to 2.90 years at September 30, 2012 and 2.99 years at December 31, 2011. Including the effects of foreign exchange, total return on the Company’s investment portfolio was 0.80% for the 2012 fourth quarter, compared to 0.82% for the 2011 fourth quarter. Excluding the effects of foreign exchange, total return was 0.67% for the 2012 fourth quarter, compared to 0.95% for the 2011 fourth quarter. Total return for the 2012 fourth quarter included strong returns on Asian and emerging market investments and high-yield corporate bonds, which augmented the return on the Company’s core investment grade fixed income portfolio.

Net investment income for the 2012 fourth quarter was $73.8 million, or $0.53 per share, compared to $80.5 million, or $0.59 per share, for the 2011 fourth quarter. The annualized pre-tax investment income yield was 2.46% for the 2012 fourth quarter, compared to 2.72% for the 2011 fourth quarter. The decline in the 2012 fourth quarter yield primarily reflects the effects of lower prevailing interest rates available in the market and the Company’s investment strategy which puts a priority on total return. Such effects more than offset the benefit of a higher level of investable assets compared to the 2011 fourth quarter. Consolidated cash flow provided by operating activities for the 2012 fourth quarter was $189.7 million, compared to $109.6 million for the 2011 fourth quarter. The increase in operating cash flows in the 2012 fourth quarter was primarily due to a higher level of premium receipts than in the 2011 fourth quarter.

For 2012, the Company’s effective tax rates on income before income taxes and pre-tax operating income were a benefit of 0.7% and 3.8%, respectively, compared to a benefit of 2.3% and 3.8%, respectively, for 2011. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rate, if any. During the 2012 fourth quarter, the Company incurred underwriting losses in its U.S. operations, primarily due to Sandy, which generated a tax benefit and reduced the Company’s effective tax rate during the period. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $8.6 million of federal excise taxes for 2012, compared to $9.3 million for 2011. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

On a pre-tax basis, net foreign exchange losses for the 2012 fourth quarter were $23.0 million (net unrealized losses of $22.4 million and net realized losses of $0.6 million), compared to net foreign exchange gains for the 2011 fourth quarter of $12.6 million (net unrealized gains of $16.4 million and net realized losses of $3.8 million). The 2012 fourth quarter net foreign exchange losses reflected the weakening of the U.S. Dollar against the Euro and British Pound Sterling during the period. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company’s strategy has been to hold investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. Changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

At December 31, 2012, the Company’s capital of $5.57 billion consisted of $300.0 million of senior notes, representing 5.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.8% of the total, $325.0 million of preferred shares, representing 5.8% of the total, and common shareholders’ equity of $4.84 billion, representing the balance. At December 31, 2011, the Company’s capital of $4.99 billion consisted of $300.0 million of senior notes, representing 6.0% of the total, $100.0 million of revolving credit agreement borrowings, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.5% of the total, and common shareholders’ equity of $4.27 billion, representing the balance.

As previously announced, the Company’s U.S.-based subsidiaries have entered into a definitive agreement to acquire CMG Mortgage Insurance Company (“CMG MI”) from its current owners, PMI Mortgage Insurance Co. (“PMI”), which is in rehabilitation under the receivership of the Arizona Department of Insurance since 2011, and CMFG Life Insurance Company. The Company also agreed to acquire PMI’s mortgage insurance operating platform and related assets from PMI. This transaction will allow ACGL to enter the rapidly improving U.S. mortgage insurance marketplace and will broaden its existing mortgage insurance and reinsurance capabilities. It is anticipated that the transaction will close within 12 months, subject to approvals of the Arizona receivership court, applicable regulators and government-sponsored enterprises, and the satisfaction of customary closing conditions. At closing, it is currently estimated that the Company’s U.S.-based subsidiaries will pay aggregate consideration of approximately $300 million. Additional amounts may be paid based on the actual results of CMG MI’s pre-closing portfolio over an agreed upon period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, February 12, 2013. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on February 12, 2013 at 1:00 p.m. Eastern Time until February 19, 2013 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 32313678), and international callers should dial 617-801-6888 (passcode 32313678).

Please refer to the Company’s Financial Supplement dated December 31, 2012, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.57 billion in capital at December 31, 2012, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2012;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•                        the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	December 31,	December 31,
(U.S. dollars in thousands, except share data)	2012	2011

Calculation of book value per common share:
Total shareholders’ equity	$5,168,878	$4,592,074
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,843,878	$4,267,074
Common shares outstanding, net of treasury shares (1)	133,842,613	134,358,345
Book value per common share	$36.19	$31.76

(1)       Excludes the effects of 8,221,444 and 8,706,441 stock options and 480,406 and 298,425 restricted stock units outstanding at December 31, 2012 and December 31, 2011, respectively.

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2012	2011	2012	2011

Components of net investment income:
Fixed maturities	$69,198	$79,219	$281,140	$331,469
Term loan investments (1)	4,551	1,289	15,283	2,854
Equity securities	1,865	2,145	7,963	7,332
Short-term investments	363	561	1,980	2,174
Other	4,228	3,092	14,196	19,152
Gross investment income	80,205	86,306	320,562	362,981
Investment expenses	(6,436)	(5,839)	(25,667)	(24,783)
Net investment income	$73,769	$80,467	$294,895	$338,198

Per share	$0.53	$0.59	$2.13	$2.45

Investment income yield, at amortized cost (2):
Pre-tax	2.46%	2.72%	2.51%	2.89%
After-tax	2.32%	2.61%	2.38%	2.77%

Total return (3):
Including effects of foreign exchange	0.80%	0.82%	5.88%	3.81%
Excluding effects of foreign exchange	0.67%	0.95%	5.59%	4.10%

Cash flow from operations	$189,652	$109,641	$921,603	$866,112

(1)         Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(2)         Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)         Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

	December 31,	December 31,
(U.S. dollars in thousands)	2012	2011

Investable assets:
Fixed maturities available for sale, at fair value	$9,839,988	$9,375,604
Fixed maturities, at fair value (1)	363,541	147,779
Fixed maturities pledged under securities lending agreements, at fair value (2)	42,600	56,393
Total fixed maturities	10,246,129	9,579,776
Short-term investments available for sale, at fair value	722,121	904,219
Short-term investments pledged under securities lending agreements, at fair value (2)	8,248	—
Cash	371,041	351,699
Equity securities available for sale, at fair value	312,749	299,584
Equity securities, at fair value (1)	25,954	87,403
Other investments available for sale, at fair value	549,280	238,111
Other investments, at fair value (1)	527,971	131,721
TALF investments, at fair value (3)	—	387,702
Investments accounted for using the equity method (4)	307,105	380,507
Securities sold but not yet purchased (5)	(6,924)	(27,178)
Securities transactions entered into but not settled at the balance sheet date	(18,540)	(17,339)
Total investable assets	$13,045,134	$12,316,205

Investment portfolio statistics (2):
Average effective duration (in years)	3.06	2.99
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA-/Aa2	AA/Aa1
Imbedded book yield (before investment expenses)	2.60%	2.98%

(1)         Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(2)         This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)         During the 2012 fourth quarter, the Company sold all investments it held under the FRBNY’s TALF program and the related secured financing was extinguished accordingly.

(4)         Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(5)         Represents the Company’s obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company’s balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2012	2011	2012	2011

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$406,621	$438,871	$1,465,379	$1,452,623
Change in unpaid losses and loss adjustment expenses	215,885	(60,804)	395,898	274,930
Total losses and loss adjustment expenses	$622,506	$378,067	$1,861,277	$1,727,553

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(4,050)	$(21,199)	$(30,474)	$(44,255)
Reinsurance	(50,555)	(80,068)	(187,895)	(231,205)
Total	$(54,605)	$(101,267)	$(218,369)	$(275,460)

Impact on losses and loss adjustment expenses:
Insurance	$(3,288)	$(24,017)	$(31,247)	$(52,119)
Reinsurance	(50,638)	(80,381)	(190,281)	(232,896)
Total	$(53,926)	$(104,398)	$(221,528)	$(285,015)

Impact on acquisition expenses:
Insurance	$(762)	$2,818	$773	$7,864
Reinsurance	83	313	2,386	1,691
Total	$(679)	$3,131	$3,159	$9,555

Impact on combined ratio:
Insurance	(0.9)%	(5.0)%	(1.7)%	(2.6)%
Reinsurance	(15.6)%	(32.0)%	(16.6)%	(24.3)%
Total	(7.0)%	(15.0)%	(7.4)%	(10.5)%

Impact on loss ratio:
Insurance	(0.7)%	(5.7)%	(1.7)%	(3.1)%
Reinsurance	(15.6)%	(32.1)%	(16.8)%	(24.4)%
Total	(6.9)%	(15.5)%	(7.5)%	(10.8)%

Impact on acquisition expense ratio:
Insurance	(0.2)%	0.7%	0.0%	0.5%
Reinsurance	0.0%	0.1%	0.2%	0.1%
Total	(0.1)%	0.5%	0.1%	0.3%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$86,665	$28,216	$105,787	$109,126
Reinsurance	114,628	42,571	153,410	294,977
Total	$201,293	$70,787	$259,197	$404,103

Impact on combined ratio:
Insurance	19.0%	6.7%	5.9%	6.5%
Reinsurance	35.4%	17.0%	13.5%	31.0%
Total	25.8%	10.5%	8.8%	15.4%

(1)         Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company’s 2012 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2012 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$571,157	$540,617	5.6
Net premiums written	386,714	360,739	7.2
Net premiums earned	455,668	422,667	7.8
Underwriting loss	(84,421)	(10,941)	n/m

			% Point
			Change
Underwriting Ratios
Loss ratio	84.1%	66.9%	17.2
Acquisition expense ratio	16.4%	17.3%	(0.9)
Other operating expense ratio	18.0%	18.4%	(0.4)
Combined ratio	118.5%	102.6%	15.9

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	19.0%	6.7%	12.3
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.9)%	(5.0)%	4.1
Combined ratio excluding such items	100.4%	100.9%	(0.5)

Gross premiums written by the insurance segment in the 2012 fourth quarter were 5.6% higher than in the 2011 fourth quarter, while net premiums written were 7.2% higher than in the 2011 fourth quarter. The higher level of net premiums written primarily resulted from an increase in program business, along with increases in accident and health and other lines, partially offset by a lower level of onshore energy business. The higher level of program business was primarily due to growth within existing programs and the impact of rate movements while the increase in accident and health resulted from new business. The reduction in onshore energy premiums reflected a strategic shift towards writing more on an excess basis and utilizing smaller capacity per account as well as an increased use of reinsurance. Net premiums earned by the insurance segment in the 2012 fourth quarter were 7.8% higher than in the 2011 fourth quarter, and reflect changes in net premiums written over the previous five quarters.

The 2012 fourth quarter loss ratio reflected 19.0 points of current year catastrophic event activity, primarily due to Sandy, compared to 6.0 points in the 2011 fourth quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 0.7 points in the 2012 fourth quarter, compared to 5.7 points in the 2011 fourth quarter. The estimated net favorable development in the 2012 fourth quarter primarily resulted from better than expected claims emergence in short-tail lines of business.

The underwriting expense ratio was 34.4% in the 2012 fourth quarter, compared to 35.7% in the 2011 fourth quarter. The acquisition expense ratio was 16.4% in the 2012 fourth quarter, compared to 17.3% in the 2011 fourth quarter. The comparison of the 2012 fourth quarter and 2011 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the 2012 fourth quarter acquisition expense ratio included 0.2 points of commission expense related to development in prior year loss reserves, compared to a reduction of 0.7 points in the 2011 fourth quarter. The operating expense ratio was 18.0% in the 2012 fourth quarter, compared to 18.4% in the 2011 fourth quarter. The 2012 fourth quarter operating expense ratio reflected the benefits of continued expense management and a higher level of net premiums earned, which were partially offset by an increase in incentive compensation costs related to earlier policy years which added approximately 1.0 point to the 2012 fourth quarter ratio.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$245,292	$161,904	51.5
Net premiums written	226,428	150,385	50.6
Net premiums earned	323,813	250,525	29.3
Underwriting income (loss)	(6,913)	80,409	(108.6)

			% Point
			Change
Underwriting Ratios
Loss ratio	73.9%	38.0%	35.9
Acquisition expense ratio	18.0%	19.7%	(1.7)
Other operating expense ratio	11.8%	10.3%	1.5
Combined ratio	103.7%	68.0%	35.7

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	35.4%	17.0%	18.4
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(15.6)%	(32.0)%	16.4
Combined ratio excluding such items	83.9%	83.0%	0.9

Gross premiums written by the reinsurance segment in the 2012 fourth quarter were 51.5% higher than in the 2011 fourth quarter, while net premiums written were 50.6% higher than in the 2011 fourth quarter. The growth in net premiums written reflected increases to all lines of business, including continued contributions from mortgage business covering newly originated residential mortgages and U.K. motor business, as noted in prior releases. Growth in property lines primarily resulted from new business written by the reinsurance segment’s treaty and facultative operations and also reflected $10.1 million of assumed reinstatement premiums as a result of the 2012 fourth quarter catastrophic activity.

Net premiums earned in the 2012 fourth quarter were 29.3% higher than in the 2011 fourth quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. Net premiums earned also included $17 million related to the credit and surety business acquired from Ariel Reinsurance Company Ltd. in April 2012. As noted in prior releases, under applicable accounting rules for business combinations, the recording of unearned premiums was not reflected as net premiums written but will continue to result in net premiums earned (primarily over a two year period). The remaining acquired unearned premiums were approximately $34 million at December 31, 2012.

The 2012 fourth quarter loss ratio reflected 38.5 points of current year catastrophic activity, primarily due to Sandy, compared to 17.8 points of catastrophic activity in the 2011 fourth quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 15.6 points in the 2012 fourth quarter, compared to 32.1 points in the 2011 fourth quarter. The estimated net favorable development in the 2012 fourth quarter primarily resulted from better than expected claims emergence in short-tail lines of business.

The underwriting expense ratio was 29.8% in the 2012 fourth quarter, compared to 30.0% in the 2011 fourth quarter. The acquisition expense ratio for the 2012 fourth quarter was 18.0%, compared to 19.7% for the 2011 fourth quarter. The comparison of the 2012 fourth quarter and 2011 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio was 11.8% in the 2012 fourth quarter, compared to 10.3% in the 2011 fourth quarter. The 2012 fourth quarter operating expense ratio reflected an increase in aggregate expenses due, in part, to selected expansion of the reinsurance segment’s operating platform and 1.9 points of incentive compensation costs. Such amounts more than offset the benefit of a higher level of net premiums earned on the 2012 fourth quarter ratio.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues
Net premiums written	$613,142	$511,124	$3,052,235	$2,673,326
Change in unearned premiums	166,339	162,068	(117,095)	(41,511)
Net premiums earned	779,481	673,192	2,935,140	2,631,815
Net investment income	73,769	80,467	294,895	338,198
Net realized gains	54,849	14,542	194,228	110,646

Other-than-temporary impairment losses	(6,046)	(3,443)	(12,175)	(13,850)
Less investment impairments recognized in other comprehensive income, before taxes	11	1,484	787	4,788
Net impairment losses recognized in earnings	(6,035)	(1,959)	(11,388)	(9,062)

Fee income	5,664	982	8,090	3,429
Equity in net income (loss) of investment funds accounted for using the equity method	16,567	(14,702)	73,510	(9,605)
Other income (loss)	(4,189)	(4,848)	(12,094)	(2,114)
Total revenues	920,106	747,674	3,482,381	3,063,307

Expenses
Losses and loss adjustment expenses	622,506	378,067	1,861,277	1,727,553
Acquisition expenses	133,568	123,339	508,884	462,937
Other operating expenses	127,751	110,077	465,353	432,122
Interest expense	6,187	8,087	28,525	31,691
Net foreign exchange losses (gains)	22,997	(12,613)	28,955	(17,366)
Total expenses	913,009	606,957	2,892,994	2,636,937

Income before income taxes	7,097	140,717	589,387	426,370

Income tax benefit	(12,120)	(4,615)	(4,010)	(9,793)

Net income	19,217	145,332	593,397	436,163

Preferred dividends	5,485	6,461	25,079	25,844

Net income available to common shareholders	$13,732	$138,871	$568,318	$410,319

Net income per common share
Basic	$0.10	$1.05	$4.23	$3.10
Diluted	$0.10	$1.01	$4.11	$2.97

Weighted average common shares and common share equivalents outstanding
Basic	134,229,078	132,612,528	134,446,158	132,221,970
Diluted	138,270,853	137,473,670	138,258,847	138,289,702

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,	December 31,
	2012	2011
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,567,290 and $9,165,438)	$9,839,988	$9,375,604
Short-term investments available for sale, at fair value (amortized cost: $719,848 and $909,121)	722,121	904,219
Investment of funds received under securities lending, at fair value (amortized cost: $42,302 and $48,577)	42,531	48,419
Equity securities available for sale, at fair value (cost: $298,414 and $299,058)	312,749	299,584
Other investments available for sale, at fair value (cost: $519,955 and $235,381)	549,280	238,111
Investments accounted for using the fair value option	917,466	366,903
TALF investments, at fair value (2011 amortized cost: $373,040)	—	387,702
Investments accounted for using the equity method	307,105	380,507
Total investments	12,691,240	12,001,049

Cash	371,041	351,699
Accrued investment income	71,748	70,739
Investment in joint venture (cost: $100,000)	107,284	107,576
Fixed maturities and short-term investments pledged under securities lending, at fair value	50,848	56,393
Premiums receivable	688,873	501,563
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,870,037	1,851,584
Contractholder receivables	865,728	748,231
Prepaid reinsurance premiums	298,484	265,696
Deferred acquisition costs, net	262,822	227,884
Receivable for securities sold	19,248	462,891
Other assets	519,409	460,052
Total Assets	$17,816,762	$17,105,357

Liabilities
Reserve for losses and loss adjustment expenses	$8,933,292	$8,456,210
Unearned premiums	1,647,978	1,411,872
Reinsurance balances payable	188,546	133,866
Contractholder payables	865,728	748,231
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at fair value (2011 par: $310,868)	—	310,486
Securities lending payable	52,356	58,546
Payable for securities purchased	37,788	480,230
Other liabilities	522,196	513,842
Total Liabilities	$12,647,884	$12,513,283

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.0033 par, shares issued: 168,255,572 and 164,636,338)	561	549
Additional paid-in capital	217,166	161,419
Retained earnings	5,364,973	4,796,655
Accumulated other comprehensive income, net of deferred income tax	287,017	153,923
Common shares held in treasury, at cost (shares: 34,412,959 and 30,277,993)	(1,025,839)	(845,472)
Total Shareholders’ Equity	5,168,878	4,592,074
Total Liabilities and Shareholders’ Equity	$17,816,762	$17,105,357